Exhibit 99.1

UNITED ANNOUNCES

THIRD-QUARTER 2012 PROFIT

UAL REPORTS $520 MILLION THIRD-QUARTER 2012 PROFIT EXCLUDING SPECIAL

CHARGES; $6 MILLION PROFIT INCLUDING SPECIAL CHARGES

CHICAGO, Oct. 25, 2012 – United Continental Holdings, Inc. (NYSE: UAL) today reported third-quarter 2012 net income of $520 million, or $1.35 per diluted share, excluding $514 million of net special charges. Including special charges, UAL reported third-quarter 2012 net income of $6 million, or $0.02 per diluted share.

•

UAL third-quarter consolidated passenger revenue decreased 2.6 percent year-over-year. Third-quarter consolidated passenger revenue per available seat mile (PRASM) decreased 1.3 percent compared to the same period in 2011.

•

Consolidated unit costs (CASM) holding fuel rate and profit sharing constant and excluding special charges and third-party business expense increased 2.5 percent year-over-year on a consolidated capacity reduction of 1.4 percent. Third-quarter consolidated CASM increased 6.6 percent year-over-year.

•	UAL ended the third quarter with $7.2 billion in unrestricted liquidity.

“I want to thank my co-workers for working together to help us earn more than half a billion dollars of profit this quarter,” said Jeff Smisek, UAL’s president and chief executive officer. “We overcame tough operational challenges and remain focused on running a reliable airline, delivering to our customers the benefits of our product investments and delivering to our co-workers tools and training to provide good customer service.”

Third-Quarter Revenue and Capacity

For the third quarter of 2012, total revenue was $9.9 billion, a decrease of 2.6 percent year-over-year. Third-quarter consolidated passenger revenue decreased 2.6 percent to $8.8 billion, compared to the same period in 2011.

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 2

Consolidated revenue passenger miles (RPMs) decreased 1.5 percent on a consolidated capacity (available seat miles) decrease of 1.4 percent year-over-year for the third quarter, resulting in a third-quarter consolidated load factor of 85.2 percent.

Consolidated yield for the third quarter of 2012 decreased 1.2 percent year-over-year. Third-quarter 2012 consolidated PRASM decreased 1.3 percent compared to the same period in 2011.

Mainline RPMs in the third quarter of 2012 decreased 1.9 percent on a mainline capacity decrease of 1.4 percent year-over-year, resulting in a third-quarter mainline load factor of 85.7 percent. Mainline yield for the third quarter of 2012 decreased 1.5 percent compared to the same period in 2011. Third-quarter 2012 mainline PRASM decreased 2.0 percent year-over-year.

“In September, we entered the next phase of aircraft redeployment, as we continue to match the right aircraft to the right routes. Early results of our redeployment efforts are promising, and we are eager to optimize our global network and realize the full revenue potential of our merger,” said Jim Compton, UAL’s executive vice president and chief revenue officer.

Passenger revenue for the third quarter of 2012 and period-to-period comparisons of related statistics for UAL’s mainline and regional operations are as follows:

	3Q 2012 Passenger Revenue (millions)	Passenger Revenue vs. 3Q 2011	PRASM vs. 3Q 2011	Yield vs. 3Q 2011	Available Seat Miles vs. 3Q 2011
Domestic	$3,325	(5.8%)	(4.2%)	(2.6%)	(1.7%)

Atlantic	1,591	(8.0%)	(4.5%)	(3.7%)	(3.7%)
Pacific	1,450	11.0%	9.9%	7.2%	1.0%
Latin America	627	(6.8%)	(8.3%)	(9.4%)	1.6%

International	3,668	(1.1%)	0.0%	(0.7%)	(1.1%)

Mainline	6,993	(3.4%)	(2.0%)	(1.5%)	(1.4%)
Regional	1,781	0.5%	1.6%	(0.9%)	(1.1%)

Consolidated	$8,774	(2.6%)	(1.3%)	(1.2%)	(1.4%)

Year-over-year cargo and other revenue in the third quarter of 2012 decreased 2.3 percent, or $27 million, to $1.1 billion.

Third-Quarter Costs

Total operating expenses, including special charges, increased $473 million, or 5.1 percent, in the third quarter compared to the same period of 2011. Third-quarter 2012 operating expenses, excluding fuel, profit sharing, special charges and third-party business expense, increased $92 million, or 1.7 percent, year-over-year. Third-party business expense was $55 million in the third quarter.

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 3

Both consolidated and mainline CASM, excluding special charges and third-party business expense, increased 2.3 percent in the third quarter of 2012 compared to the same period of 2011. Third-quarter consolidated and mainline CASM, including special charges, increased 6.6 and 7.5 percent year-over-year, respectively.

In the third quarter, consolidated and mainline CASM, excluding special charges and third-party business expense and holding fuel rate and profit sharing constant, increased 2.5 percent and 2.0 percent, respectively, compared to the results for the same period of 2011.

“This was a challenging quarter for our team, but we continued to build a solid financial foundation for our future,” said John Rainey, UAL’s executive vice president and chief financial officer. “We made progress strengthening our balance sheet, managing our costs and making the right long-term investments that will contribute to our goal of generating returns in excess of our cost of capital.”

Third-Quarter Liquidity and Return on Invested Capital

UAL ended the third quarter with $7.2 billion in unrestricted liquidity, including $500 million of undrawn commitments under a revolving credit facility. During the third quarter, the company had gross capital expenditures of $412 million. The company made debt and principal payments under capital lease of $487 million including $104 million of prepayments in the third quarter. The company’s return on invested capital for the 12 months ended Sept. 30, 2012, was 9.3 percent, below the company’s goal of a 10 percent return over the business cycle.

Third-Quarter 2012 Events

•

United recorded a U.S. Department of Transportation domestic on-time arrival rate of 72.4 percent and a system completion factor of 98.6 percent for the quarter. For international flights, United recorded an on-time arrival rate of 71.0 percent. The on-time arrival rates are based on flights arriving within 14 minutes of scheduled arrival time.

•

On Aug. 2, the company reached an agreement in principle for a joint collective bargaining agreement with the Air Line Pilots Association representing pilots from the company’s United and Continental subsidiaries. Flight attendants from the company’s Continental and Continental Micronesia subsidiaries ratified new labor agreements, and the company began the joint collective bargaining process with the Association of Flight Attendants, which represents all flight attendants. The company and the International Association of Machinists announced that they would engage in expedited joint collective bargaining agreement negotiations for fleet service employees, passenger service employees and certain other work groups. The company is also in the process of commencing joint negotiations with the International Brotherhood of Teamsters, which represents maintenance technicians.

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 4

•	United employees earned cash incentive payments totaling $5 million for exceeding 80 percent domestic on-time arrival performance for the month of September.

•

United took delivery of its first Boeing 787. United is the first North American carrier to take delivery of the 787, and the aircraft is the first of five new Dreamliners the airline expects to receive this year from its total order for 50 of the aircraft.

•

United announced routes for its Boeing 787 aircraft, in addition to the previously announced service from its Denver hub to Tokyo Narita, including service between its Houston hub and Lagos, Nigeria, and from its Los Angeles hub to Tokyo Narita and Shanghai. The airline will also operate Dreamliner service from its Houston hub to Amsterdam and London Heathrow on a temporary basis.

•

The company announced an order to purchase 150 narrowbody Boeing 737 aircraft, including 100 Boeing 737 MAX 9 aircraft and 50 Boeing 737-900ER aircraft for delivery between 2013 and 2022. These new aircraft will allow United to replace older, less-efficient aircraft to reduce fuel and operating costs, enhance the customer experience and maximize network opportunities.

•

During the quarter, United launched service from Newark to Istanbul. In addition, the carrier launched service from San Francisco to Raleigh-Durham, N.C., from Denver to Shreveport, La., and from Newark to Columbia, S.C. United also announced 12 new routes during the quarter, including flights from its San Francisco hub to Taipei, Taiwan, and Paris, as well as from Washington, D.C. to San Salvador, from Cleveland to Nashville and from Chicago to Monterrey, Mexico, Thunder Bay, Canada, and Nassau, Bahamas.

•

Emphasizing the importance of service and reliability, United awarded new Ford vehicles to 11 employees for their perfect attendance. Thousands of employees were eligible, and United selected the winners during a random drawing.

•	United now has 180 airplanes featuring DIRECTV®, offering customers more live television access than any other airline in the world.

•

United Economy Plus seating is now on 90 percent of United’s entire mainline fleet, and the company continues to install flat-bed seats in premium cabins on its international fleet. United now has 159 aircraft featuring flat-bed seats, more than any other U.S. carrier.

•	United launched its MileagePlus Digital Media Store, a first-of-its-kind in the airline industry, giving MileagePlus members the opportunity to use miles for music tracks, albums and movies.

About United

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 5

United Airlines and United Express operate an average of 5,557 flights a day to 378 airports on six continents from our hubs in Chicago, Cleveland, Denver, Guam, Houston, Los Angeles, New York/Newark, San Francisco, Tokyo and Washington, D.C. In 2011, United carried more traffic than any other airline in the world, and operated more than two million flights carrying 142 million passengers. United is upgrading its cabins with more flat-bed seats in first and business class and more extra-legroom economy-class seating than any other airline in North America. United now has 180 airplanes featuring DIRECTV®, offering customers more live television access than any other airline in the world. United operates nearly 700 mainline aircraft and has orders for more than 270 new aircraft deliveries through 2022, including 25 Airbus A350XWBs and 100 Boeing 737 MAX 9 aircraft. United took delivery of the first of five new Dreamliners it expects to receive this year; in total, United has ordered 50 of the aircraft. United was rated the world’s most admired airline on FORTUNE magazine’s 2012 airline-industry list of the World’s Most Admired Companies. Readers of Global Traveler magazine have voted United’s MileagePlus program the best frequent flyer program for eight consecutive years. United is a founding member of Star Alliance, which provides service to 193 countries via 27 member airlines. More than 85,000 United employees reside in every U.S. state and in countries around the world. For more information, visit united.com or follow United on Twitter and Facebook. The common stock of United’s parent, United Continental Holdings, Inc., is traded on the NYSE under the symbol UAL.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this release are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements which do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties, or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this release are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 6

taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aviation fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aviation fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A., Risk Factors of our Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC. Consequently, forward-looking statements should not be regarded as representations or warranties by us that such matters will be realized.

-tables attached-

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 7

UNITED CONTINENTAL HOLDINGS, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2012 AND 2011

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(In millions, except per share data)	2012	2011	Increase/ (Decrease)	2012	2011	Increase/ (Decrease)
Operating Revenue:
Passenger:
Mainline	$6,993	$7,237	(3.4)	$19,891	$19,780	0.6
Regional	1,781	1,772	0.5	5,159	4,916	4.9

Total Passenger Revenue	8,774	9,009	(2.6)	25,050	24,696	1.4
Cargo	246	283	(13.1)	775	882	(12.1)
Special revenue item (C)	—	—	NM	—	107	NM
Other	889	879	1.1	2,625	2,497	5.1

Total Operating Revenue	9,909	10,171	(2.6)	28,450	28,182	1.0

Operating Expenses:
Aircraft fuel (A)	3,406	3,371	1.0	10,043	9,270	8.3
Salaries and related costs	2,038	2,020	0.9	5,959	5,742	3.8
Regional capacity purchase (B)	628	619	1.5	1,887	1,807	4.4
Landing fees and other rent	504	476	5.9	1,476	1,451	1.7
Aircraft maintenance materials and outside repairs	469	447	4.9	1,308	1,330	(1.7)
Depreciation and amortization	379	384	(1.3)	1,137	1,157	(1.7)
Distribution expenses	356	377	(5.6)	1,038	1,102	(5.8)
Aircraft rent	245	255	(3.9)	747	760	(1.7)
Special charges (C)	514	120	NM	884	343	NM
Other operating expense	1,170	1,167	0.3	3,467	3,443	0.7

Total Operating Expenses	9,709	9,236	5.1	27,946	26,405	5.8

Operating Income	200	935	(78.6)	504	1,777	(71.6)

Nonoperating Income (Expense):
Interest expense	(202)	(227)	(11.0)	(631)	(731)	(13.7)
Interest capitalized	9	10	(10.0)	26	24	8.3
Interest income	4	6	(33.3)	16	15	6.7
Miscellaneous, net	4	(64)	NM	(7)	(94)	(92.6)

Total Nonoperating Expense	(185)	(275)	(32.7)	(596)	(786)	(24.2)

Income (loss) before income taxes	15	660	(97.7)	(92)	991	NM
Income tax expense (D)	9	7	28.6	11	13	(15.4)

Net Income (loss)	$6	$653	(99.1)	$(103)	$978	NM

Earnings (loss) per share, basic	$0.02	$1.97	(99.0)	$(0.31)	$2.96	NM

Earnings (loss) per share, diluted	$0.02	$1.69	(98.8)	$(0.31)	$2.59	NM

Weighted average shares, basic	331	330	0.3	331	329	0.6
Weighted average shares, diluted	332	392	(15.3)	331	396	(16.4)

NM Not meaningful

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 8

UNITED CONTINENTAL HOLDINGS, INC.

CONSOLIDATED NOTES (UNAUDITED)

(A)	UAL’s results of operations include fuel expense for both mainline and regional operations.

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(In millions, except per gallon)	2012	2011	Increase/ (Decrease)	2012	2011	Increase/ (Decrease)
Total mainline fuel expense excluding fuel hedge impacts	$2,733	$2,814	(2.9)	$8,091	$7,950	1.8
Fuel hedge gains (losses) reported in fuel expense (a)	(38)	94	NM	(107)	526	NM

Total mainline fuel expense	2,771	2,720	1.9	8,198	7,424	10.4
Regional fuel expense	635	651	(2.5)	1,845	1,846	(0.1)

Consolidated fuel expense	3,406	3,371	1.0	10,043	9,270	8.3
Settled fuel hedge losses not recorded in fuel expense (b)	—	—	NM	(1)	(5)	NM

Fuel expense including all gains (losses) from settled fuel hedges	3,406	3,371	1.0	10,044	9,275	8.3
Fuel hedge non-cash mark-to-market gains (losses) (c)	12	(56)	NM	9	(82)	NM

Fuel expense including all fuel hedge impacts	$3,394	$3,427	(1.0)	$10,035	$9,357	7.2

Mainline fuel consumption (gallons)	872	876	(0.5)	2,511	2,514	(0.1)
Mainline average aircraft fuel price per gallon excluding fuel hedge impacts (cents)	313.4	321.2	(2.4)	322.2	316.2	1.9
Mainline average aircraft fuel price per gallon GAAP (cents) (d)	317.8	310.5	2.4	326.5	295.3	10.6
Mainline average aircraft fuel price per gallon including all gains (losses) from settled fuel hedges (cents)	317.8	310.5	2.4	326.5	295.5	10.5
Mainline average aircraft fuel price per gallon including all fuel hedge impacts (cents)	316.4	316.9	(0.2)	326.2	298.8	9.2
Regional fuel consumption (gallons)	197	190	3.7	560	555	0.9
Regional average aircraft fuel price per gallon (cents)	322.3	342.6	(5.9)	329.5	332.6	(0.9)

Consolidated consumption (gallons)	1,069	1,066	0.3	3,071	3,069	0.1
Consolidated average aircraft fuel price per gallon excluding fuel hedge impacts (cents)	315.1	325.0	(3.0)	323.5	319.2	1.3
Consolidated average aircraft fuel price per gallon GAAP (cents) (e)	318.6	316.2	0.8	327.0	302.1	8.2
Consolidated average aircraft fuel price per gallon including all gains (losses) from settled fuel hedges (cents)	318.6	316.2	0.8	327.1	302.2	8.2
Consolidated average aircraft fuel price per gallon including all fuel hedge impacts (cents)	317.5	321.5	(1.2)	326.8	304.9	7.2

(a)	Includes gains (losses) from settled hedges that were designated for hedge accounting. UAL allocates 100% of hedge accounting gains (losses) to mainline fuel expense.
(b)	Includes ineffectiveness gains (losses) and gains (losses) on derivatives not designated for hedge accounting. These amounts are recorded in Nonoperating income (expense): Miscellaneous, net.
(c)	Includes ineffectiveness gains (losses) and non-cash mark-to-market gains (losses) on all open fuel hedge positions. These amounts are recorded in Nonoperating income (expense): Miscellaneous, net.
(d)	Total mainline fuel expense divided by mainline consumption (gallons).
(e)	Consolidated fuel expense divided by consolidated consumption (gallons).

(B)	UAL has contractual relationships with various regional carriers to provide regional aircraft and turboprop service branded as United Express. Under these agreements, UAL pays the regional carriers contractually agreed fees for crew expenses, maintenance expenses and other costs of operating these flights. These costs include aircraft rent of $164 million and $506 million for the three months and nine months ended Sept. 30, 2012, respectively, of which $112 million and $52 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the three months ended Sept. 30, 2012, and $350 million and $156 million is included in regional capacity purchase expense and aircraft rentals, respectively, for the nine months ended Sept. 30, 2012, in our Statements of Consolidated Operations.

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 9

UNITED CONTINENTAL HOLDINGS, INC.

CONSOLIDATED NOTES (UNAUDITED)

(C)	Special items include the following:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2012	2011	2012	2011
Revenue—Chase co-branded marketing agreement modification	$—	$—	$—	$107

Labor agreement costs	454	—	454	—
Integration-related costs	60	123	331	347
Voluntary severance and benefits	—	—	125	—
Gains on sales of assets and other special charges, net	—	(3)	(26)	(4)

Total special charges	514	120	884	343

Total special items	514	120	884	236

Income tax benefit	—	—	(2)	—

Special items, net of tax	$514	$120	$882	$236

2012—Special items

Labor Agreement Costs: On Aug. 3, 2012, the company announced it had reached an agreement in principle with respect to a new joint collective bargaining agreement with the Air Line Pilots Association (“ALPA”), representing pilots at United and Continental. The company recorded $454 million of expense in the third quarter associated with lump sum cash payments that would be made in conjunction with the ratification of the contract and the completion of the integrated pilot seniority list. This charge also includes costs associated with changes to existing pilot disability plans negotiated in connection with the agreement in principle. The lump sum payments are not in lieu of future pay increases and were accrued in the third quarter as a result of the payments becoming probable, primarily due to reaching the agreement in principle. The agreement in principle is subject to definitive documentation, and any such definitive documentation is subject to approvals by each of the United and Continental ALPA master executive councils and ratification by the company’s pilots. The company currently expects to make cash payments of approximately $250 million in late 2012 or early 2013 relating to these charges and the balance in subsequent periods.

Integration-related costs: Includes compensation costs related to systems integration and training, costs to repaint aircraft and other branding activities, costs to write-off or accelerate depreciation on systems and facilities that are no longer used or planned to be used for significantly shorter periods, relocation costs for employees and severance primarily associated with administrative headcount reductions. In addition, on June 30, 2012, UAL became obligated under an indenture to issue to the Pension Benefit Guaranty Corporation, no later than Feb. 14, 2013, $62.5 million aggregate principal amount of 8% Contingent Senior Unsecured Notes. UAL recorded a liability of approximately $48 million for the fair value of that obligation. The company classified the liability as an integration-related cost since the financial results of UAL, excluding Continental’s results, would not have resulted in a financial triggering event under the 8% Notes indenture.

Voluntary severance and benefits: In the first quarter of 2012, the company recorded $49 million associated with two voluntary employee programs. In one program, approximately 400 mechanics offered to retire early in exchange for a cash severance payment that was based on the number of years of service the employee had accumulated. The other program is a voluntary company-offered leave of absence that approximately 1,800 flight attendants accepted, which allows for continued medical coverage during the leave of absence period. In the second quarter of 2012, the company recorded $76 million associated with a voluntary severance program. Approximately 1,300 flight attendants volunteered to retire early in exchange for a cash severance payment that was based on the number of years of service each employee had accumulated.

Gains on sales of assets and other special charges, net: In the first quarter of 2012, the company sold six aircraft and its interest in a crew hotel in Hawaii. The company also recorded an impairment charge on an intangible asset related to certain take-off and landing slots to reflect the discontinuance of one of the frequencies on an international route. The company also made adjustments to legal reserves. In the second quarter of 2012, the company sold three aircraft, realizing a net gain of $7 million.

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 10

2011—Special items

Special Revenue Item: UAL, United, Continental and Mileage Plus Holdings, LLC, a wholly owned subsidiary of United, executed an Amended and Restated Co-Branded Card Marketing Services Agreement (the Co-Brand Agreement) with Chase Bank USA, N.A. (Chase) in June 2011, through which the company sells mileage credits to Chase and the company’s loyalty program members accrue frequent flyer miles for making purchases using credit cards issued by Chase. The Co-Brand Agreement modifies and combines the previously existing co-branded agreements between Chase and each of United and Continental, respectively. As a result of the execution of the Co-Brand Agreement, revenues received as part of this agreement are subject to Accounting Standards Update 2009-13, “Multiple-Deliverable Revenue Arrangements – a consensus of the FASB Emerging Issues Task Force” (ASU 2009-13), adopted by the company on Jan. 1, 2011, which is applied to all contracts entered into or materially modified after the adoption date of the accounting standard. The application of the new accounting standard to the Co-Brand Agreement, which was determined to be a material modification of the previously existing co-branded agreements, decreases the value of the air transportation deliverables related to the agreement that the company records as deferred revenue (and ultimately Passenger Revenue when redeemed awards are flown) and increases the value of the marketing-related deliverables recorded in Other Revenue at the time these marketing-related deliverables are provided. The provisions of ASU 2009-13 require that existing deferred revenue be adjusted retroactively to reflect the value of the undelivered air transportation deliverables at the date of the contract modification. As a result, the company recorded a retroactive, one-time non-cash income adjustment to revenue of $107 million in the second quarter of 2011.

Integration-related costs: Integration-related costs consist of expenses related to the merger and integration of United and Continental. Integration-related costs for the three and nine months ended Sept. 30, 2011, include costs to terminate certain service contracts that will not be used by the company, cost of PBGC Notes previously disclosed in the Company’s Form 10-Q for the period ended June 30, 2011, costs to write-off system assets that are no longer used or planned to be used by the company, payments to third-party consultants to assist with integration planning and organization design, severance related costs primarily associated with administrative headcount reductions, relocation and training, and compensation costs related to the systems integration. Other special charges include gains and losses on the disposal of aircraft and related spare parts.

(D)	No federal income tax expense was recognized related to our pretax income for the three months ended Sept. 30, 2012, and the three and nine months ended Sept. 30, 2011, due to the utilization of book net operating loss carry forwards for which no benefit has previously been recognized. We are required to provide a valuation allowance for our deferred tax assets in excess of deferred tax liabilities because UAL concluded that it is more likely than not that such deferred tax assets will ultimately not be realized. As a result, pre-tax losses for the nine months ended Sept. 30, 2012, were not reduced by any tax benefits.

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 11

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS

	Three Months Ended		% Increase/ (Decrease)		Nine Months Ended		% Increase/ (Decrease)
	September 30,				September 30,
	2012	2011			2012	2011
Mainline:
Passengers (thousands)	25,050	25,873	(3.2)		71,784	73,400	(2.2)
Revenue passenger miles (millions)	48,951	49,882	(1.9)		137,861	138,633	(0.6)
Available seat miles (millions)	57,135	57,942	(1.4)		165,954	166,801	(0.5)
Cargo ton miles (millions)	597	616	(3.1)		1,859	1,985	(6.3)

Passenger load factor:
Mainline	85.7%	86.1%	(0.4	) pts.	83.1%	83.1%	—	pts.
Domestic	86.4%	87.8%	(1.4	) pts.	85.1%	85.4%	(0.3	) pts.
International	84.9%	84.3%	0.6	pts.	81.0%	80.8%	0.2	pts.

Passenger revenue per available seat mile (cents)	12.24	12.49	(2.0)		11.99	11.86	1.1
Average yield per revenue passenger mile (cents)	14.29	14.51	(1.5)		14.43	14.27	1.1
Average fare per passenger	$279.16	$279.71	(0.2)		$277.10	$269.48	2.8

Cost per available seat mile (CASM) (cents):
CASM (a)	14.03	13.05	7.5		13.83	12.92	7.0
CASM, excluding special charges (b)	13.13	12.84	2.3		13.30	12.71	4.6
CASM, excluding special charges and third-party business expenses (b)	13.04	12.75	2.3		13.19	12.61	4.6
CASM, excluding special charges, third-party business expenses and fuel (b)	8.19	8.05	1.7		8.25	8.15	1.2
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	13.01	12.75	2.0		12.77	12.61	1.3
Mainline average aircraft fuel price per gallon excluding fuel hedge impacts (cents) (c)	313.4	321.2	(2.4)		322.2	316.2	1.9
Mainline average aircraft fuel price per gallon GAAP (cents) (c)	317.8	310.5	2.4		326.5	295.3	10.6
Mainline average aircraft fuel price per gallon including all gains (losses) from settled fuel hedges (cents) (c)	317.8	310.5	2.4		326.5	295.5	10.5
Mainline average aircraft fuel price per gallon including all fuel hedge impacts (cents) (c)	316.4	316.9	(0.2)		326.2	298.8	9.2
Fuel gallons consumed (millions)	872	876	(0.5)		2,511	2,514	(0.1)

Aircraft in fleet at end of period	697	704	(1.0)		697	704	(1.0)
Average stage length (miles) (d)	1,925	1,879	2.4		1,898	1,842	3.0
Average daily utilization of each aircraft (hours)	11:07	11:03	0.6		10:53	10:52	0.2

Regional:
Passengers (thousands)	12,538	12,146	3.2		35,402	34,208	3.5
Revenue passenger miles (millions)	7,070	6,971	1.4		19,758	19,429	1.7
Available seat miles (millions)	8,599	8,693	(1.1)		24,740	25,013	(1.1)
Passenger load factor	82.2%	80.2%	2.0	pts.	79.9%	77.7%	2.2	pts.
Passenger revenue per available seat mile (cents)	20.71	20.38	1.6		20.85	19.65	6.1
Average yield per revenue passenger mile (cents)	25.19	25.42	(0.9)		26.11	25.30	3.2
Aircraft in fleet at end of period	541	558	(3.0)		541	558	(3.0)
Average stage length (miles) (d)	551	557	(1.1)		542	556	(2.5)

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 12

UNITED CONTINENTAL HOLDINGS, INC.

STATISTICS (Continued)

	Three Months Ended		% Increase/ (Decrease)		Nine Months Ended		% Increase/ (Decrease)
	September 30,				September 30,
	2012	2011			2012	2011
Consolidated (Mainline and Regional):
Passengers (thousands)	37,588	38,019	(1.1)		107,186	107,608	(0.4)
Revenue passenger miles (millions)	56,021	56,853	(1.5)		157,619	158,062	(0.3)
Available seat miles (millions)	65,734	66,635	(1.4)		190,694	191,814	(0.6)
Passenger load factor	85.2%	85.3%	(0.1	) pts.	82.7%	82.4%	0.3	pts.

Passenger revenue per available seat mile (cents)	13.35	13.52	(1.3)		13.14	12.87	2.1
Total revenue per available seat miles (cents)	15.07	15.26	(1.2)		14.92	14.69	1.6
Average yield per revenue passenger mile (cents)	15.66	15.85	(1.2)		15.89	15.62	1.7

CASM (a)	14.77	13.86	6.6		14.65	13.77	6.4
CASM, excluding special charges (b)	13.99	13.68	2.3		14.19	13.59	4.4
CASM, excluding special charges and third-party business expenses (b)	13.90	13.59	2.3		14.10	13.50	4.4
CASM, excluding special charges, third-party business expenses and fuel (b)	8.72	8.54	2.1		8.83	8.66	2.0
CASM, holding fuel rate and profit sharing constant, excluding special charges and third-party business expenses (b)	13.93	13.59	2.5		13.75	13.50	1.9

Consolidated average aircraft fuel price per gallon excluding fuel hedge impacts (cents) (c)	315.1	325.0	(3.0)		323.5	319.2	1.3
Consolidated average aircraft fuel price per gallon GAAP (cents) (c)	318.6	316.2	0.8		327.0	302.1	8.2
Consolidated average aircraft fuel price per gallon including all gains (losses) from settled fuel hedges (cents) (c)	318.6	316.2	0.8		327.1	302.2	8.2
Consolidated average aircraft fuel price per gallon including all fuel hedge impacts (cents) (c)	317.5	321.5	(1.2)		326.8	304.9	7.2
Fuel gallons consumed (millions)	1,069	1,066	0.3		3,071	3,069	0.1
Average full-time equivalent employees (thousands)	85.4	82.3	3.8		84.6	81.5	3.8

(a)	Includes impact of special charges (See Note C).
(b)	These financial measures provide management and investors the ability to monitor the company’s performance on a consistent basis.
(c)	Fuel price per gallon includes aircraft fuel and related taxes.
(d)	Average stage length equals the average distance a seat travels adjusted for size of aircraft (available seat miles/seats).

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 13

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION

UAL evaluates its financial performance utilizing various GAAP and non-GAAP financial measures including, net income/loss, net earnings/loss per share and CASM, among others. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, UAL has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. UAL believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. UAL also believes that adjusting for special items is useful to investors because they are non-recurring items not indicative of UAL’s on-going performance. UAL also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions, provides more meaningful disclosure because these expenses are not directly related UAL’s core business.

	Three Months Ended		$ Increase/ (Decrease)	% Increase/ (Decrease)	Nine Months Ended		$ Increase/ (Decrease)	% Increase/ (Decrease)
(in millions)	September 30,				September 30,
	2012	2011			2012	2011
Consolidated Operating Revenue	$9,909	$10,171	$(262)	(2.6)	$28,450	$28,182	$268	1.0
Less: Special revenue item (C)	—	—	—	NM	—	107	(107)	NM

Consolidated Operating Revenue, excluding special revenue item	$9,909	$10,171	$(262)	(2.6)	$28,450	$28,075	$375	1.3

Consolidated Operating Expenses	$9,709	$9,236	$473	5.1	$27,946	$26,405	$1,541	5.8
Less: Special charges (C)	514	120	394	NM	884	343	541	NM

Consolidated Operating Expenses, excluding special charges	9,195	9,116	79	0.9	27,062	26,062	1,000	3.8
Less: Third-party business expenses	55	57	(2)	(3.5)	180	175	5	2.9
Less: Consolidated fuel expense	3,406	3,371	35	1.0	10,043	9,270	773	8.3
Less: Profit sharing programs, including taxes	106	152	(46)	(30.3)	160	242	(82)	(33.9)

Consolidated Operating Expenses, excluding fuel, profit sharing, special charges and third-party business expenses	$5,628	$5,536	$92	1.7	$16,679	$16,375	$304	1.9

Net Income (loss)	$6	$653	$(647)	(99.1)	$(103)	$978	$(1,081)	NM
Less: Special items, net (C)	514	120	394	NM	882	236	646	NM

Net Earnings, excluding special items	$520	$773	$(253)	(32.7)	$779	$1,214	$(435)	(35.8)

Diluted earnings (loss) per share	$0.02	$1.69	$(1.67)	(98.8)	$(0.31)	$2.59	$(2.90)	NM
Add back: Special items, net	1.33	0.31	1.02	NM	2.37	0.59	1.78	NM

Diluted earnings per share, excluding special items	$1.35	$2.00	$(0.65)	(32.5)	$2.06	$3.18	$(1.12)	(35.2)

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 14

UNITED CONTINENTAL HOLDINGS, INC.

NON-GAAP FINANCIAL RECONCILIATION (Continued)

	Three Months Ended		% Increase/ (Decrease)	Nine Months Ended		% Increase/ (Decrease)
	September 30,			September 30,
	2012	2011		2012	2011
CASM Mainline Operations (cents)
Cost per available seat mile (CASM)	14.03	13.05	7.5	13.83	12.92	7.0
Less: Special charges (C)	0.90	0.21	NM	0.53	0.21	NM

CASM, excluding special charges	13.13	12.84	2.3	13.30	12.71	4.6
Less: Third-party business expenses	0.09	0.09	—	0.11	0.10	10.0

CASM, excluding special charges and third-party business expenses	13.04	12.75	2.3	13.19	12.61	4.6
Less: Fuel expense	4.85	4.70	3.2	4.94	4.46	10.8

CASM, excluding special charges, third-party business expenses and fuel	8.19	8.05	1.7	8.25	8.15	1.2
Less: Profit sharing per available seat mile	0.19	0.26	(26.9)	0.10	0.14	(28.6)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	8.00	7.79	2.7	8.15	8.01	1.7
Add: Profit sharing held constant at prior year expense per available seat mile	0.27	0.26	3.8	0.15	0.14	7.1
Add: Current year fuel cost at prior year fuel price per available seat mile	4.74	—	NM	4.47	—	NM
Add: Prior year fuel cost per available seat mile	—	4.70	NM	—	4.46	NM

CASM, holding fuel and profit sharing constant and excluding special charges and third-party business expenses	13.01	12.75	2.0	12.77	12.61	1.3

CASM Consolidated Operations (cents)
Cost per available seat mile (CASM)	14.77	13.86	6.6	14.65	13.77	6.4
Less: Special charges (C)	0.78	0.18	NM	0.46	0.18	NM

CASM, excluding special charges	13.99	13.68	2.3	14.19	13.59	4.4
Less: Third-party business expenses	0.09	0.09	—	0.09	0.09	—

CASM, excluding special charges and third-party business expenses	13.90	13.59	2.3	14.10	13.50	4.4
Less: Fuel expense	5.18	5.05	2.6	5.27	4.84	8.9

CASM, excluding special charges, third-party business expenses and fuel	8.72	8.54	2.1	8.83	8.66	2.0
Less: Profit sharing per available seat mile	0.16	0.23	(30.4)	0.08	0.12	(33.3)

CASM, excluding special charges, third-party business expenses, fuel, and profit sharing	8.56	8.31	3.0	8.75	8.54	2.5
Add: Profit sharing held constant at prior year expense per available seat mile	0.23	0.23	—	0.13	0.12	8.3
Add: Current year fuel cost at prior year fuel price per available seat mile	5.14	—	NM	4.87	—	NM
Add: Prior year fuel cost per available seat mile	—	5.05	NM	—	4.84	NM

CASM, holding fuel and profit sharing constant and excluding special charges and third-party business expenses	13.93	13.59	2.5	13.75	13.50	1.9

UAL ANNOUNCES THIRD-QUARTER 2012 PROFIT/PAGE 15

UNITED CONTINENTAL HOLDINGS, INC.

RETURN ON INVESTED CAPITAL (ROIC)

(in millions)	Twelve Months Ended September 30, 2012
Net Operating Profit After Tax (NOPAT)
Pre-tax income excluding special charges (a)	$895
Add: Interest expense (b)	842
Add: Interest component of capitalized aircraft rent (b)	484
Add: Net interest on pension (b)	166
Less: Adjusted income tax expense	(7)

NOPAT	$2,380

Effective tax rate	0.8%

Invested Capital (five-quarter average)
Total assets	$38,368
Add: Capitalized aircraft rent (@ 7.0x)	7,048
Less: Non-interest bearing liabilities	(19,767)

Average Invested Capital	$25,649

Return on Invested Capital	9.3%

(a)	Non-GAAP Financial Reconciliation

Twelve Months Ended September 30, 2012
Loss before income taxes	$(238)
Add: Special charges	1,133

Pre-tax income excluding special charges	$895

(b)	Net of tax shield.

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